Exhibit 10.5

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT BY LENDER IN FAVOR OF BANK OF AMERICA, N.A., DATED AUGUST 5, 2015.

PROMISSORY NOTE

AMOUNT:	$5,000,000	August 5, 2015

FOR VALUE RECEIVED, Revolution Lighting Technologies – Energy Source, Inc. (the “Maker”), promises to pay to Ronald T. Sliney (the “Lender”) or order, the principal sum of Five Million Dollars ($5,000,000), together with interest on any and all amounts remaining unpaid thereon from time to time from the date hereof. The entire balance of principal and interest shall be paid to the holder hereof in one installment on or before the earlier of: (i) the three hundred and fiftieth (350th) of the date hereof (following any applicable cure period), (ii) an Event of Payment, or (iii) a Sale (as hereinafter defined). Interest shall accrue and be payable on the outstanding principal balance of this Note at 5%. Interest shall be determined in all instances based upon a 360 day year and actual day months.

The Maker shall have the right to prepay the principal amount outstanding in whole or in part without penalty. Any partial prepayment shall be applied first to satisfy any accrued interest, late charges or other amounts or fees due hereunder and thereafter applied to the principal amount outstanding.

This Note shall, at the option of the holder, become immediately due and payable without notice or demand upon the occurrence of any of the following events (each, an “Event of Payment”): (a) commencement by the Maker of a voluntary proceeding seeking relief under any applicable bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for the Maker, or consent to any of the foregoing by the Maker, or an assignment for the benefit of the creditors of the Maker; or (b) commencement of an involuntary proceeding against the Maker under any bankruptcy, insolvency or other similar law, or seeking appointment of a trustee, receiver, liquidator or other similar official for the Maker, which proceeding remains undismissed and unstayed for sixty (60) days, or entry of an order for relief against the Maker under federal bankruptcy law. For purposes of this Note, the term “Sale” shall mean the sale of all or substantially all of the assets or equity securities of the Maker, or the merger or consolidation of the Lender pursuant to which following the consummation of such merger or consolidation of the Lender the Lender is not the surviving entity.

In the event of any default in payment of this Note, Maker agrees to pay in addition to amounts otherwise due, all costs of collection, including reasonable attorney’s fees to the extent permitted by law in the event that this Note is referred to an attorney for collection. Further, in the event the Maker fails to pay when due any payment within ten (10) days of its due date, the Maker shall in addition pay a late charge equal to five (5%) percent of the payment then due, including the final payment.

Every Maker, endorser and guarantor of this Note hereby waives presentment, demand, notice and protest, and consents to any and all extensions or other indulgences by the holders hereof. Every maker, endorser and guarantor hereof agrees that no discharge or release of any other party primarily or secondarily liable on, or of any second interest securing this Note, shall affect the liability of such Maker, endorser or guarantor.

MAKER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. Maker hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Maker acknowledges that Lender has been induced to accept this Note and make the loan represented by this Note by, among other things, this waiver. Maker acknowledges that it has read the provisions of this Note and in particular, this Paragraph; has consulted legal counsel; understands the right he is granting in this Note and is waiving in this Paragraph in particular; and makes the above waiver knowingly, voluntarily and intentionally.

This Note and the provisions hereof shall be binding upon the Maker and the Maker’s successors, legal representatives and assigns and shall inure to the benefit of the Lender, the Lender’s successors, legal representatives and assigns.

This Note is entered into under the laws of the State of Delaware. The Maker consents and submits to the jurisdiction of the Courts of the State of Delaware (or federal courts within the State of Delaware) which shall have exclusive jurisdiction over any disputes arising hereunder.

This Note is issued in connection with Membership Interest Purchase Agreement dated August 5, 2015 (the “Purchase Agreement”), by and between the Maker, the Lender, Energy Source, LLC (the “Company”), and the remaining members of the Company, and the obligations of the Maker pursuant to this Note are secured by an irrevocable letter of credit in the form of Exhibit A attached to and hereby made a part of this Note. Notwithstanding the issuance of the irrevocable letter of credit, payment of the obligations of the Maker pursuant to this Note are subject to the rights of the Maker set forth in Article X of the Purchase Agreement.

Signature page to follow.

Signature page – Sliney Note

IN WITNESS WHEREOF, this Note has been duly authorized and is executed under seal as of the 5th day of August, 2015.

Signed in the presence of:	MAKER:

REVOLUTION LIGHTING TECHNOLOGIES – ENERGY SOURCE, INC.

/s/ Patrick Doehner	By:	/s/ James DePalma
Name: James DePalma
Title: Treasurer

Signature page – Sliney Note